EXHIBIT 99


Press Release

SOURCE: Raven Industries

Raven Industries Announces It Has Sold Its Plastic Tank Business

SIOUX FALLS, S.D., Aug. 30 /PRNewswire/ --Raven Industries, Inc. (Nasdaq: RAVN - news) announced today that it has sold its plastic tank division to Norwesco, Inc., St. Bonifacius, Minn. The sale includes certain operating assets of its fiberglass and polyethylene plastic tank operations. The sale includes two plants in Sioux Falls and one each in Washington Court House, Ohio, and Albertville, Ala. The Raven plant in Tacoma, Wash. was not included in this transaction, but the company also announced the signing of a letter of intent to sell that operation to another party.

Raven received $11 million in cash at the closing. When both transactions are completed, the company expects to receive a total of approximately $11.5 million in cash and record a gain of approximately $1.5 million after income taxes. Sales were slightly over $18 million and the division generated an operating loss in the fiscal year ending January 31, 2000.

The sale is in line with the company's stated position that it is continuing to evaluate its various businesses based on cash flow return on invested capital. "It remains our intent to focus on our electronics and plastic films businesses where strong returns are being generated and we have competitive advantages and opportunities for growth," noted Ronald M. Moquist, president and chief executive officer. "We will continue to accelerate the pace of change at Raven and discard business models and customer profiles that we don't believe can contribute. We have been able to record gains in the sale of both Glasstite and our Plastics division, but we also recognize that there will be losses incurred in this restructuring process and we will not hesitate to lower earnings temporarily, if necessary, to improve cash flow. Overall, we do expect the gains to exceed the losses."

As the company initially stated when it announced its intention to sell this business a few months ago, the net proceeds from the sale will be invested in remaining core businesses, in possible acquisitions, and in the ongoing repurchase of Raven common stock.

Raven Industries is a diversified manufacturer that supplies electronics, plastics and special-apparel products to various markets.

This release contains discussions of items which may constitute forward-looking statements within the meaning of federal securities laws. Although Raven Industries believes that expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include execution of definitive agreements, satisfaction of closing conditions and general economic conditions.

For further information regarding Raven free of charge via fax, dial 1-800-PRO-INFO and enter "RAVN."